Exhibit 4.10

GIBSON ENERGY ULC

as Obligor

and

BNY TRUST COMPANY OF CANADA

as Collateral Agent

DEMAND DEBENTURE — GIBSON ENERGY ULC

May 27, 2009

STIKEMAN ELLIOTT LLP

DEMAND DEBENTURE

Demand debenture dated as of May 27, 2009 made by Gibson Energy ULC, as obligor, to and in favour of BNY Trust Company of Canada, as Collateral Agent for the benefit of the Secured Creditors.

RECITALS:

(a)                                  The Issuers may from time to time issue Notes to the Noteholders pursuant to the Indenture with The Bank of New York Mellon, as Trustee;

(b)                                 The Initial Purchasers have agreed pursuant to the Note Purchase Agreement to purchase the Notes issued by the Issuers in the aggregate principal amount of US $560,000,000 on the terms and conditions contained in the Note Purchase Agreement;

(c)                                  The Collateral Agent has agreed to act as collateral agent for the Secured Creditors for the purposes of holding any and all security for the payment and performance of the obligations of the Issuers under the Indenture, the Notes and the other Indenture Documents;

(d)                                 The Obligor has, pursuant to a Guarantee, unconditionally guaranteed the obligations of GEP Midstream Finance Corp. and each other Credit Party under the Indenture Documents;

(e)                                  The Issuers, including the Obligor, will receive substantial benefits from the issuance of the Notes under the Indenture and the other Indenture Documents and the Obligor is, therefore, willing to enter into this Debenture; and

(f)                                    It is a condition precedent to the issuance of the Notes that the Obligor execute and deliver this Debenture in favour of the Collateral Agent as security for the payment and performance of the Obligor’s obligations under the Indenture, the Notes, the Guarantees and the other Indenture Documents to which it is a party;

In consideration of the foregoing, the sum of $10.00 now paid by the Collateral Agent on its own behalf and on behalf of the Noteholders to the Obligor and for other valuable consideration, including the mutual agreements contained herein (the receipt and adequacy of which consideration is hereby acknowledged by the Obligor), the Obligor agrees as follows:

ARTICLE 1
INTERPRETATION

Section 1.1                Defined Terms.

As used in this Debenture, the following terms have the following meanings:

“ABL Credit Agent” has the meaning given to such term in the Security Agreements.

“Additional Secured Creditor Joinder” means a completed additional secured creditor joinder in the form of Schedule “B”.

“Additional Secured Creditors” means the holders from time to time of Additional Secured Obligations.

“Additional Secured Debt Documents” means any document or instrument executed and delivered with respect to any Additional Secured Obligations.

“Additional Secured Obligations” has the meaning specified in Section 5.20.

“Authorized Representative” means (i) the Trustee and (ii) any other trustee or agent designated as an “Authorized Representative” for any Additional Secured Creditors in an Additional Secured Creditor Joinder delivered to the Collateral Agent in accordance with Section 5.20 for so long as the Additional Secured Obligations for which such party is serving in such capacity constitutes Secured Obligations hereunder; provided that so long as there are no Additional Secured Obligations, the Trustee will be deemed to be the only Authorized Representative for the Secured Creditors.

“Charge” has the meaning specified in Section 3.1.

“Charged Property” has the meaning specified in Section 3.1.

“Collateral Account” has the meaning given to such term in the Security Agreements.

“Collateral Agent” means BNY Trust Company of Canada, acting as Collateral Agent on behalf of the Noteholders and other Secured Creditors and any successor Collateral Agent appointed (i) in the case of the Noteholders, hereunder and under the Indenture and (ii) in the case of the Additional Secured Creditors, hereunder, and its successors and permitted assigns.

“Credit Parties” means, collectively, the Issuers and each Guarantor and “Credit Party” means any one of them.

“Debenture” means this demand debenture.

“Demand Debentures” means, collectively, (i) this Debenture; (ii) the demand debenture of even date herewith made by the Subsidiary Guarantors, GEP Midstream Finance Corp. and the Parent to and in favour of the Collateral Agent for the benefit of the Secured Creditors; and (iii) any other debenture or mortgage made by any Credit Party to and in favour of the Collateral Agent in connection with the Indenture Documents.

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding alleging liability for or obligation with respect to any Response, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Materials at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Materials or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code, agreements with any Governmental Entity or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Materials, and any and all Environmental Permits.

“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Entity under Environmental Law.

“Event of Default” shall mean (i) any Event of Default under the Indenture and (ii) any event of default under any Additional Secured Debt Documents.

“Fixtures” means all fixtures (including trade fixtures), facilities and equipment, howsoever affixed or attached to real property or buildings or other structures on real property, now owned or hereafter acquired by the Obligor, in its own personal capacity and in its capacity as a partner, general partner or managing partner of any Partnership Obligor in which it is a partner, general partner or managing partner.

“Governmental Entity” means (i) any international, foreign, federal, provincial or municipal government, or political subdivision thereof, (ii) any governmental agency, authority, board, bureau, commission, department or instrumentality, (iii) any court or administrative tribunal, (iv) any non-governmental agency or entity that is vested by a governmental agency with applicable jurisdiction over a Person, or (v) any arbitration tribunal or other non-governmental authority to whose jurisdiction a Person has given its general consent.

“Guarantees” means, collectively, (i) the guarantee of even date herewith made by each of the Subsidiary Guarantors in favour of the Collateral Agent, the Trustee and the Noteholders (including the guarantees contained in the Indenture), (ii) the guarantee of even date herewith made by Parent in favour of the Collateral Agent, the Trustee and the Noteholders and (iii) the guarantee of even date herewith made by the Issuers in favour of the Collateral Agent, the Trustee and the Noteholders.

“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedging Obligations” means “Hedging Obligations” as defined in the Indenture and which constitutes First Lien Obligations pursuant to the terms of the Indenture, if any.

“Indenture” has the meaning given to such term in the Security Agreements.

“Indenture Documents” means, collectively, the Indenture, the Guarantees, the Notes, this Debenture, the Intercreditor Agreement, the Registration Rights Agreement and each other Collateral Document.

“Initial Purchasers” means UBS Securities LLC, RBS Securities Inc. d/b/a RBS and RBC Capital Markets Corporation and their respective successors and permitted assigns.

“Intercreditor Agreement” has the meaning given to such term in the Security Agreements.

“Issuers” means (i) Gibson Energy ULC, an unlimited liability corporation amalgamated and existing under the laws of Alberta, and its successors and permitted assigns, and (ii) GEP Midstream Finance Corp., a corporation incorporated and existing under the laws of Alberta, and its successors and permitted assigns.

“Lands” has the meaning specified in Section 3.1(a).

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of law, by statute, by contract, or otherwise, affecting any Property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the PPSA, the UCC or comparable law of any jurisdiction with respect to any Property.

“Liquidity Collateral” has the meaning given to such term in the Intercreditor Agreement.

“Noteholder” means a Person in whose name a Note is registered in the register maintained by the Registrar pursuant to the Indenture.

“Note Obligations” means, collectively, (a) the Obligations of the Obligor from time to time arising under or in respect of this Debenture, the Indenture, the Notes, the Guarantees and the other Indenture Documents and whether incurred by the Obligor alone or jointly with another or others and whether as principal, guarantor or surety and in whatever name or style and whether in its own personal capacity or in its capacity as a partner, managing partner or general partner of any Partnership Obligor in which it is a partner, managing partner or general partner, as applicable, (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Obligor under this Debenture, the Indenture, the Notes, the Guarantees and the other Indenture Documents, and whether incurred by the Obligor alone or jointly with another or others and whether as principal, guarantor or surety and in whatever name or style and whether in its own personal capacity or in its capacity as a partner, managing partner or general partner of any Partnership Obligor in which it is a partner, managing partner or general partner, as applicable; and (c) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Obligor under or pursuant to this Debenture, the Indenture, the Notes, the Guarantees and the other Indenture Documents.

“Note Purchase Agreement” means the purchase agreement dated as of May 21, 2009 among the Issuers, Parent and the Initial Purchasers.

“Notes” means the notes issued and outstanding under the Indenture at any time and from time to time, including Initial Notes, Additional Notes and Exchange Notes.

“Notice” has the meaning specified in Section 5.2.

“Obligations” has the meaning specified in the Security Agreements.

“Obligor” means Gibson Energy ULC.

“Parent” means Gibson Energy Holding ULC, an unlimited liability corporation incorporated and existing under the laws of Alberta, and its successors and permitted assigns.

“Partnership Obligors” means, collectively, each of Moose Jaw Refinery Partnership, CanWest Propane Partnership, MP Energy Partnership, Gibson Energy Partnership and Battle River Terminal LP, and each other partnership which at any time and from time to time becomes a Credit Party and “Partnership Obligor” means any one of them.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Receiver” has the meaning specified in Section 4.2(a).

“Registration Rights Agreement” has the meaning given to such term in the Security Agreements.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials in, into, onto or through the Environment.

“Required Secured Creditors” means (a) at any time there are any Secured Obligations other than Hedging Obligations outstanding, the holders of a majority in principal outstanding amount of the Secured Obligations other than any Hedging Obligations; and (b) at any time there are no Secured Obligations other than Hedging Obligations outstanding all the holders of Hedging Obligations.

“Response” shall mean all actions required by any Governmental Entity or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

“Security Agreements” means, collectively, (i) the security agreement of even date herewith made by the Subsidiary Guarantors to and in favour of the Collateral Agent for the benefit of the Secured Creditors (as defined therein); (ii) the agreement of even date herewith made by the Issuers and the Parent to and in favour of the Collateral Agent for the benefit of the Secured Creditors (as defined therein); and (iii) any other security agreement made by any of the Issuers or the Obligors to and in favour of the Collateral Agent in connection with the Indenture Documents.

“Secured Agreements” means, collectively, (i) the Indenture Documents and (ii) Additional Secured Debt Documents.

“Secured Creditors” means (a) the Collateral Agent, the Trustee and the Noteholders at any time and from time to time and (b) the Additional Secured Creditors and their Authorized Representatives; provided that such Additional Secured Creditors and their Authorized Representative comply with Section 5.20 hereof and execute an Additional Secured Creditor Joinder.

“Secured Obligations” means, collectively, (a) the Note Obligations and (b) if any Additional Secured Obligations are incurred, all obligations, liabilities and indebtedness (including principal, premium and interest (including all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of the Obligor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding)) owing to any holder of Additional Secured Obligations (that has been designated as Additional Secured Obligations pursuant to Section 5.20) under any Additional Secured Debt Documents.

“Security Documents” means collectively, the Security Agreements, the Demand Debentures, the mortgages and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the First Lien Obligations, and all UCC, PPSA or other financing statements or instruments of perfection required by any Security Agreement, any Demand Debenture, any mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to any Security Agreement, any Demand Debenture or any mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the First Lien Obligations.

“Specified Contract Rights” has the meaning given to such term in the Security Agreements.

“Trustee” means The Bank of New York Mellon, acting as trustee for the Noteholders and any successor trustee appointed under the Indenture and its successors and permitted assigns.

Section 1.2                Interpretation.

(1)                                  Capitalized terms used in this Debenture but not defined have the meanings given to them in the Indenture.

(2)                                  Any reference in any Indenture Document to Liens permitted by the Indenture and any right of the Obligor to create or suffer to exist Liens permitted by the Indenture are not intended to and do not and will not subordinate the Charge to any such Lien or give priority to any Person over the Secured Creditors.

(3)                                  In this Debenture the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”.  The expressions “Article”, “Section” and other subdivision followed by a number mean and refer to the specified Article, Section or other subdivision of this Debenture.

(4)                                  Any reference in this Debenture to gender includes all genders.  Words importing the singular number only include the plural and vice versa.

(5)                                  The division of this Debenture into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect its interpretation.

(6)                                  The schedules attached to this Debenture form an integral part of it for all purposes of it.

(7)                                  Any reference to this Debenture, any Indenture Document or any other agreement refers to this Debenture or such Indenture Document or other agreement as the same may have been or may from time to time be amended, modified, extended, renewed, restated, replaced or supplemented and includes all schedules attached to it.  Except as otherwise provided in this Debenture, any reference in this Debenture to a statute refers to such statute and all rules and regulations made under it as the same may have been or may from time to time be amended or re-enacted.

Section 1.3                                   Interest Act (Canada).

The Obligor acknowledges that certain of the rates of interest applicable to the Secured Obligations may be computed on the basis of a year of 360 days or 365 days, as the case may be and paid for the actual number of days elapsed.  For purposes of the Interest Act (Canada), whenever any interest is calculated using a rate based on a year of 360 days or 365 days, as the case may be, such rate determined pursuant to such calculation, when expressed as an annual rate is equivalent to (i) the applicable rate based on a year of 360 days or 365 days, as the case may be, (ii) multiplied by the actual number of days in the calendar year in which the period for such interest is payable (or compounded) ends, and (iii) divided by 360 or 365, as the case may be.

Section 1.4                                   Nominal Rates.

The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Debenture.  All interest payments to be made hereunder shall be paid without allowance or deduction for deemed reinvestment or otherwise, after as well as before maturity, default and judgment.  The rates of interest specified in this Debenture are intended to be nominal rates and not effective rates.  Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

ARTICLE 2
ACKNOWLEDGEMENT OF INDEBTEDNESS

Section 2.1                                   Promise to Pay.

The Obligor, for value received, hereby acknowledges itself indebted to the Secured Creditors and promises to pay ON DEMAND to or to the order of the Collateral Agent, for the benefit of the Secured Creditors, the principal sum of  ONE BILLION FIVE HUNDRED MILLION U.S. DOLLARS (U.S. $1,500,000,000) on presentation and surrender of this Debenture at the offices of the Collateral Agent located at Suite 1101, 4 King Street West, Toronto, Ontario, M5H 1B6, or at such other place as the Collateral Agent may designate by notice in writing to the Obligor, and to pay interest thereon from the date hereof at the rate per annum of thirty percent (30%) in like money at the same place, monthly, on the last day of each month; and, if the Obligor should at any time make default in the payment of any principal or interest, to pay interest on the amount in default both before and after demand, default and judgment, with interest on overdue interest at the same rate in lawful money of Canada at the same place on the same dates.

The Collateral Agent, on behalf of the Secured Creditors, is the Person entitled to receive the principal of, and interest on, this Debenture, and all other amounts payable hereunder.

ARTICLE 3
SECURITY

Section 3.1                                   Grant of Charge.

As security for the due payment and performance of all Secured Obligations, and subject to the provisions of Section 3.5 hereof, the Obligor, in its own personal capacity and in its capacity as a partner (other than as a limited partner), managing partner or general partner of any Partnership Obligor in which it is a partner, managing partner or general partner, hereby:

(a)                                  grants, assigns as security, conveys, mortgages, pledges and charges, as and by way of a first fixed and specific mortgage, charge and pledge, to and in favour of the Collateral Agent, for the benefit of the Secured Creditors, all of its right, title, interest and estate in and to the property set forth on Schedule “A” hereto (the “Lands”), together with all rights, leases, licenses, easements, rights-of-way, profits a-prendre, interests in real property, structures, underground facilities, power, fuel and water supply, storage, waste disposal, roads and other transportation facilities and fixed plant, milling, processing, service and other related infrastructures, buildings, erections, improvements and Fixtures now or hereafter constructed or placed on the Lands or used in connection with the Lands and all additions and accessions thereto, and any and all proceeds of any of the foregoing; and

(b)                                 grants, assigns as security, conveys, mortgages and charges, as and by way of a first floating charge, to and in favour of the Collateral Agent, for the benefit of the Secured Creditors, all of the real property of the Obligor and of such Partnership Obligor in which it is a partner, managing partner or general partner, not subject to the fixed charge in Section 3.1(a), both present and future, of every nature and kind and wherever situate including, without limitation, all rights, leases, licenses, easements, rights-of-way, profits a-prendre, interests in real property, structures, underground facilities, power, fuel and water supply, storage, waste disposal, roads and other transportation facilities and fixed plant, milling, processing, service and other related infrastructures, buildings, erections, improvements and Fixtures now or hereafter constructed or placed on such real property or used in connection with such real property and all additions and accessions thereto, which the Obligor and such Partnership Obligor in which it is a partner, managing partner or general partner, now has, may be possessed of, entitled to, or acquire, by way of amalgamation or otherwise, now or hereafter, and any and all proceeds of any of the foregoing.

In this Debenture, the mortgages, charges and security interests hereby created and provided for are called the “Charge” and the subject matter of the Charge is called the “Charged Property”.

Section 3.2                                               Secured Obligations.

The Charge granted by this Debenture secures the payment and performance of the Secured Obligations.

Section 3.3                                               Crystallization of Floating Charge.

Without limiting its rights hereunder to crystallize the Charge set forth in Section 3.1(b) above in any other manner, the Collateral Agent, upon the occurrence of and during the continuance of an Event of Default, may to the extent permitted by applicable law crystallize and fix the Charge set forth in Section 3.1(b) above in respect of all or a portion of the Charged Property by notice in writing to the Obligor without any requirement for further intervention by the Collateral Agent (whether by the taking of possession, the appointment of a Receiver or otherwise), but without in any way limiting the powers, rights and remedies of the Collateral Agent hereunder in respect of the Charged Property.

Section 3.4                                   Attachment.

The Obligor acknowledges that: (i) value has been given; (ii) it has rights in the Charged Property; (iii) it has not agreed to postpone the time of attachment of the Charge created by this Debenture; and (iv) it has received a duplicate original copy of this Debenture.  The Charge is intended to, and shall, attach to the existing Charged Property when the Obligor signs this Debenture, and to any other after-acquired Charged Property subsequently acquired by the Obligor immediately upon the Obligor acquiring any rights in such after-acquired Charged Property.

Section 3.5                                   Scope of Charge.

The Charge shall not extend or apply to the last day of the term of any lease, sublease or agreement therefor now held or hereafter acquired by the Obligor, but upon the enforcement of the Charge, the Obligor shall thereafter stand possessed of such last day in trust for the Collateral Agent to assign the same to any Person acquiring such term in the course of enforcement of the Charge.

Section 3.6                                   Obligor Remains Liable.

Notwithstanding the provisions of this Debenture: (i) the Obligor shall remain liable to perform all of its duties and obligations in regard to the Charged Property (including, without limitation, all of its duties and obligations arising under any leases, licenses, permits, reservations, contracts, agreements, instruments, contractual rights and governmental orders, authorizations, licenses and permits now or hereafter pertaining thereto) to the same extent as if this Debenture had not been executed; (ii) the exercise by or on behalf of the Secured Creditors of any of their rights and remedies under or in regard to this Debenture shall not release the Obligor from such duties and obligations subject to applicable law; and (iii) the Secured Creditors (or any of them) shall have no liability for such duties and obligations by reason of the execution and delivery of this Debenture.

Section 3.7                                               Restriction on Disposition.

The Obligor will not sell, assign, convey, exchange, lease, release or abandon, or otherwise dispose of, any Charged Property except in compliance with the Indenture.

Section 3.8                                               Negative Pledge.

The Obligor will not create or suffer to exist, any Lien on the Charged Property, except for Permitted Liens.

Section 3.9                                   Continuing Security.

This Debenture shall be a continuing obligation, shall cover and secure any ultimate balance of the Secured Obligations owing to the Secured Creditors, and shall be operative and binding notwithstanding that at any time or times the Secured Obligations may be zero, or that any payments from time to time may be made to the Secured Creditors, or any settlements of account effected, or any other thing whatsoever done, suffered or permitted, or any other action short of complete and irrevocable payment of all the Secured Obligations and any other amounts payable hereunder.

Section 3.10                            Revolving Credit.

For the purposes of Section 104(2) of the Land Titles Act (Alberta), Section 27 of The Land Titles Act, 2000 (Saskatchewan) and Section 28 of the Property Law Act (British Columbia), as they be amended or replaced from time to time, it is hereby declared by and agreed between the Obligor and the Collateral Agent that this Debenture may be held by the Collateral Agent as security for, among other things, a revolving line of credit, re-advances of credit or a current or running account up to the principal sum.

ARTICLE 4

ENFORCEMENT

Section 4.1                                   Enforcement.

The Charge becomes and is enforceable against the Obligor upon the occurrence and during the continuance of an Event of Default.

Section 4.2                                   Remedies.

Whenever the Charge is enforceable, the Collateral Agent may, at any time, in its sole discretion, realize upon the Charged Property and the Collateral Agent and the Secured Creditors shall have the following rights and remedies:

(a)                                  the Collateral Agent may by appointment in writing appoint a receiver or receiver and manager (each herein referred to as the “Receiver”) of the Charged Property and may remove or replace such Receiver from time to time or may institute proceedings in any court of competent jurisdiction for the appointment of a Receiver of the Charged Property or any part thereof; and the term “Collateral Agent” when used in this Section 4.2 shall include any Receiver so appointed and the agents, officers and employees of such Receiver;

(b)                                 the Collateral Agent may enter into and take possession of the Charged Property and require the Obligor to make the Charged Property available to the Collateral Agent;

(c)                                  the Collateral Agent may carry on or concur in the carrying on of all or any part of the business of the Obligor relating to the Charged Property;

(d)                                 the Collateral Agent may enforce any rights of the Obligor in respect of the Charged Property by any manner permitted by applicable law;

(e)                                  the Collateral Agent may sell, lease or otherwise dispose of all or any part of the Charged Property, either as a whole or in separate parcels, by public auction, public tender, private tender or private sale at such time or times as the Collateral Agent may determine, with or without notice to the Obligor, either for cash or upon credit or any other arrangement providing for deferred payment, upon such terms and conditions as the Collateral Agent may determine and without notice to the Obligor unless required by applicable law, with or without advertisement, and with or without a reserve bid as the Collateral Agent, in its sole discretion, may see fit, and the Collateral Agent may also rescind or vary any contract of sale that may have been entered into and resell with or under any of the powers conferred hereunder and adjourn any such sale from time to time, and may execute and deliver to the purchaser or purchasers of the Charged Property or any part thereof a good and sufficient deed or conveyance or deeds or conveyances for the same, any officer of the Collateral Agent being hereby constituted the irrevocable attorney of the Obligor for the purpose of making such sale and executing such deeds or conveyances, upon the Charge becoming enforceable, and any such sale made as aforesaid shall be a perpetual bar both in applicable law and in equity against the Obligor and all other Persons claiming all or any part of the Charged Property by, from, through or under the Obligor;

(f)                                    the Collateral Agent may institute proceedings in any court of competent jurisdiction for sale (including, without limitation, sale by way of a deferred payment arrangement) or foreclosure or lease of all or any part of the Charged Property;

(g)                                 the Collateral Agent may file proofs of claim and other documents to establish its claims in any proceeding relative to the Obligor;

(h)                                 the Collateral Agent may accept the Charged Property in satisfaction or partial satisfaction of the Charge upon notice to the Obligor of its intention to do so in the manner required by applicable law;

(i)                                     the Collateral Agent may commence, continue or defend any judicial or administrative proceedings for the purpose of protecting, seizing, collecting, realizing or obtaining possession or payment of the Charged Property, and give good and valid receipts and discharges and compromise or give time for the payment or performance of all or any part of the accounts or any other obligation of any third party to the Obligor;

(j)                                     the Collateral Agent may borrow money on the security of the Charged Property for the purpose of the carrying on of the business of the Obligor or for the maintenance, preservation, protection or realization of the Charged Property whether or not in priority to the Charge; and

(k)                                  the Collateral Agent may exercise any other right or remedy permitted by applicable law, statute or equity.

Section 4.3                                               Additional Rights.

In addition to the remedies set forth in Section 4.2 and elsewhere in this Debenture, whenever the Charge is enforceable, the Collateral Agent may:

(a)                                  redeem any prior Lien against any Charged Property, procure the transfer of such Lien to itself, or settle and pass the accounts of the prior mortgagee, chargee or encumbrancer (any accounts to be conclusive and binding on the Obligor);

(b)                                 pay any liability secured by any Lien against any Charged Property or discharge any Lien that may exist or be threatened against the Charged Property (the Obligor will promptly upon receipt of written notice reimburse the Collateral Agent for all such payments);

(c)                                  to facilitate the realization of the Charged Property, enter upon, occupy and use all or any of the premises, buildings and plant comprising the Charged Property and use all or any of the equipment and other personal property of the Obligor for such time as the Collateral Agent requires to facilitate such realization, free of charge (as between the Obligor and the Collateral Agent), and the Secured Creditors shall not be liable to the Obligor for any act, omission or neglect in so doing or in respect of any rent, charges, depreciation or damages incurred in connection with such actions;

(d)                                 borrow for the purpose of carrying on the business of the Obligor or for the maintenance, preservation or protection of the Charged Property and grant a security interest in the Charged Property, whether or not in priority to the Charge, to secure repayment;

(e)                                  commence, continue or defend any judicial or administrative proceedings for the purpose of protecting, seizing, collecting, realizing or obtaining possession or payment of the Charged Property, and give good and valid receipts and discharges in respect of the Charged Property and compromise or give time for the payment or performance of all or any part of the accounts or any other obligation of any third party to the Obligor; and

(f)                                    at any public sale, and to the extent permitted by law on any private sale, bid for and purchase any or all of the Charged Property offered for sale and upon compliance with the terms of such sale, hold, retain and dispose of such Charged Property without any further accountability to the Obligor or any other Person with respect to such holding, retention or disposition, except as required by law.  In any such sale to the Collateral Agent, the Collateral Agent may, for the purpose of making payment for all or any part of the Charged Property so purchased, use any claim for Secured Obligations then due and payable to it as a credit against the purchase price.

Section 4.4                                               Exercise of Remedies.

The remedies under Section 4.2 and Section 4.3 may be exercised from time to time separately or in combination and are in addition to, and not in substitution for, any other rights of the Collateral Agent and the Secured Creditors however arising or created.  The Collateral Agent and the Secured Creditors are not bound to exercise any right or remedy, and the exercise of rights and remedies is without prejudice to the rights of the Collateral Agent and the Secured Creditors in respect of the Secured Obligations including the right to claim for any deficiency.

Section 4.5                                               Appointment of Attorney.

The Obligor irrevocably appoints the Collateral Agent (and each of its officers) as attorney of the Obligor (with full power of substitution) to do, make and execute in the name of and on behalf of the Obligor, upon (and only upon) the Charge becoming enforceable, all such further acts, documents, matters and things which the Collateral Agent may reasonably deem necessary or advisable to accomplish the purposes of this Debenture for the recovery of all fees, tariffs and other sums of money that may become or are now due or owing to the Obligor in respect of the Charged Property and for the enforcement of all contracts, covenants or conditions binding on any lessee or occupier of the Charged Property or on any Person in respect of it, and this appointment shall take effect if the Charge has become enforceable, subject to all applicable laws.  The Collateral Agent or its nominees and transferees are empowered to exercise all rights and powers and to perform all acts of ownership with respect to the Charged Property and to deal with the Charged Property, to the same extent as the Obligor might do.  All acts of any such attorney are hereby ratified and approved, and the attorney shall not be liable for any act, failure to act or any other matter or thing in connection therewith, except for its own gross negligence or wilful misconduct.

Section 4.6                                   Dealing with the Charged Property.

(1)                                  Except as otherwise provided by law or this Debenture, neither the Collateral Agent, the Secured Creditors, any Receiver nor any agent of any of them (including any civil enforcement agent) shall be: (i) liable or accountable for any failure to collect, realize or obtain payment in respect of the Charged Property; (ii) bound to institute proceedings for the purpose of collecting, enforcing, realizing or obtaining payment of the Charged Property or for the purpose of preserving any rights of any Persons; (iii) responsible for any loss occasioned by any sale or other dealing with the Charged Property or by the retention of or failure to sell or otherwise deal with the Charged Property; or (iv) bound to protect the Charged Property from depreciating in value or becoming worthless.

(2)                                  The Collateral Agent and the Secured Creditors may grant extensions or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Obligor and with other Persons, sureties or securities as they may see fit without prejudice to the Secured Obligations, the liability of the Obligor or the rights of the Secured Creditors in respect of the Charged Property.

(3)                                  Neither the Collateral Agent nor the Secured Creditors shall be obliged to exhaust their recourse against the Obligor or any other Person or against any other security they may hold in respect of the Secured Obligations before realizing upon or otherwise dealing with the Charged Property in such manner as the Collateral Agent may consider desirable.

Section 4.7                                   Status of the Receiver.

(1)                                  Subject to all applicable laws, any Receiver appointed by the Collateral Agent is vested with the rights and remedies which could have been exercised by the Collateral Agent in respect of the Obligor or the Charged Property and such other powers and discretions as are granted in the instrument of appointment and any supplemental instruments including, without limitation, any or all of the powers of the Collateral Agent or of the officer of the Collateral Agent referred to above.  The identity of the Receiver, its replacement and its remuneration are within the sole and unfettered discretion of the Collateral Agent.

(2)                                  The Receiver shall, for all purposes relating to the Receiver’s acts or defaults and remuneration, be deemed to be the agent of the Obligor and not of the Collateral Agent or any of the Secured Creditors, and the Obligor shall be solely responsible for the Receiver’s acts or defaults and remuneration.  The Receiver may sell, lease, or otherwise dispose of Charged Property as agent for the Obligor or as agent for the Collateral Agent or the Secured Creditors as the Collateral Agent may determine in its discretion.

(3)                                  All amounts from time to time received by the Collateral Agent or the Receiver may (but need not) be applied in the following order: (i) in discharge of all operating expenses and other outgoings affecting the Charged Property; (ii) in keeping in good standing all Liens on the Charged Property having priority over the Charge; (iii) in payment of the remuneration and disbursements of the Receiver (if any); (iv) in payment to the Collateral Agent of the amounts payable hereunder; (v) to such reserves against potential claims that the Collateral Agent or the Receiver in good faith believes should be maintained, until such potential claims are settled, and the balance, if any, shall be paid in accordance with the provisions of Section 5.14.

(4)                                  The Collateral Agent, in appointing or refraining from appointing any Receiver, does not incur liability to the Receiver, the Obligor or otherwise and is not responsible for any misconduct or negligence of such Receiver.

Section 4.8                                   Powers of Privately Appointed Receiver.

Any Receiver appointed by instrument in writing shall, to the extent permitted by law, have power to:

(a)                                  take possession of, collect and get in all or any part of the Charged Property and, for that purpose, to take proceedings in the name of the Obligor or otherwise, and to make any arrangement or compromise;

(b)                                 from time to time and without any previous notice or demand and free of charge, enter upon or into and occupy and use all or any part of the premises, buildings, plant and undertaking of or occupied or used by the Obligor without being or being deemed to be a mortgagee in possession;

(c)                                  carry on or concur in carrying on all or any part of the business of the Obligor;

(d)                                 borrow or raise money on all or any part of the Charged Property in priority to this Debenture or otherwise for such purposes as may be approved by the Collateral Agent; and

(e)                                  sell or lease or concur in selling or leasing all or any part of the Charged Property without notice and in such manner as may seem advisable to the Receiver (including, without limitation, sale by way of deferred payment arrangement), and to effect such sale by conveying in the name and on behalf of the Obligor or otherwise.

Section 4.9                                   Dealings by Third Parties.

(1)                                  No Person dealing with the Collateral Agent, any of the Secured Creditors or an agent or a Receiver is required to determine: (i) whether the Charge has become enforceable; (ii) whether the powers which such Person is purporting to exercise have become exercisable; (iii) whether any money remains due to the Secured Creditors by the Obligor; (iv) the necessity or expediency of the stipulations and conditions subject to which any sale or lease shall be made; (v) the propriety or regularity of any sale or any other dealing by the Collateral Agent or any Secured Creditor with the Charged Property; or (vi) how any money paid to the Collateral Agent or the Secured Creditors has been applied.

(2)                                  Any bona fide purchaser of all or any part of the Charged Property from the Collateral Agent or any Receiver or agent will hold the Charged Property absolutely, free from any claim or right of whatever kind, including any equity of redemption, of the Obligor, which it specifically waives (to the fullest extent permitted by law) as against any such purchaser and all rights of redemption, stay or appraisal which the Obligor has or may have under any rule of law now existing or hereafter adopted.

Section 4.10                            No Right of Set-Off.

The principal, interest and other monies and liabilities secured by this Debenture shall be paid when due by the Obligor without regard to any equities existing between the

Obligor and any other party including, without limitation, the Collateral Agent or any Secured Creditor and without regard to any right of set-off or cross-claim or of any other claim or demand of the Obligor against the Collateral Agent or any Secured Creditor.

ARTICLE 5

GENERAL

Section 5.1                                   Indenture Governs.

Notwithstanding anything to the contrary contained herein, this Debenture is issued subject always to the covenants, conditions, limitations and other provisions contained in the Indenture.  In the event of any conflict, discrepancy, difference or ambiguity in or between any of the provisions of this Debenture and any of the provisions of the Indenture, including, without limitation, in the amount payable thereunder, the principal sum for which this Debenture is expressed to be security, the interest payable and the interest rate on such principal sum, the default rate of interest, the time at which demand may be made, the covenants therein and the remedies available to the Secured Creditors, the provisions of the Indenture shall prevail and the provisions of this Debenture shall be deemed to be rendered inoperative by the Indenture, to the extent necessary to eliminate such conflict, discrepancy, difference or ambiguity.

Section 5.2                                   Notices.

Any notice, direction or other communication (each a “Notice”) given regarding the matters contemplated by this Debenture must be in writing, sent by personal delivery, courier or facsimile (but not by electronic mail) and addressed:

(a)	to the Obligor at:

Gibson Energy ULC
1700, 440 - 2nd Avenue S.W.
Calgary, AB, Canada
T2P 5E9

	Attention:	Executive Vice President, Finance and
Chief Financial Officer
	Email:	rtaylor@gibsons.com
	Facsimile:	(403) 206-4011

With a copy to:

Gibson Energy ULC
1700, 440 - 2nd Avenue S.W.
Calgary, AB, Canada
T2P 5E9

Attention:	Vice President and
General Counsel
Facsimile:	(403) 206-4011

With a copy to:

Riverstone Holdings LLC
712 Fifth Avenue
51st Floor
New York, New York
10019

	Attention:	Robert Tichio
	Email:	robert@riverstonellc.com
	Facsimile:	(212) 993-0077

(b)	to the Collateral Agent at:

BNY Trust Company of Canada 4 King Street West, Suite 1101 Toronto, Ontario M5H 1B6

	Attention:	Angela Ikhimokpa
	Telephone:	(416) 933-8505
	Facsimile:	(416) 360-1727

(c)	to the other Authorized Representatives at the address designated for this purpose in its Additional Secured Creditor Joinder.

The Obligor, the Collateral Agent, the Trustee or other Authorized Representatives, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

Section 5.3                                   Discharge.

(1)                                  Except as otherwise expressly provided in Section 5.3(2) and 5.3(3), the Charge will be discharged upon, but only upon, full payment and performance of the Secured Obligations and termination of all commitments thereunder other than contingent indemnity obligations, if any.  Upon discharge of the Charge and at the request and expense of the Obligor, the Collateral Agent will execute and deliver to the Obligor such financing statements and other documents or instruments as the Obligor may reasonably require and the Collateral Agent will redeliver to the Obligor against receipt and without recourse to or warranty by the Collateral Agent, or as the

Obligor may otherwise direct the Collateral Agent, any Charged Property in its possession which shall not have been sold or otherwise applied pursuant to the terms hereof.

(2)                                  The Charge in proceeds of Charged Property which:

(a)                                  constitute any Accounts (other than Accounts comprising part of the Specified Contract Rights), Assigned Claims (other than Assigned Claims comprising part of the Specified Contract Rights), cash, cash equivalents, currency and moneys (other than cash, cash equivalents, currency or moneys directed to be and deposited in or credited to the Collateral Account) which arise, become payable or are paid or collected prior to the Proceeds Date in the following circumstances:

(i)                                   where the ABL Credit Agent had no actual knowledge that same constituted proceeds of Charged Property (x) at the time any such Accounts or Assigned Claims giving rise to the payments, collections, cash, cash equivalents, currency or moneys were created or, (y) in the case of payments or collections, not resulting from any Account or Assigned Claim, at the time such payments, collections, cash, cash equivalents, currency or moneys were paid or collected; and

(ii)                                where at such Proceeds Date, there are outstanding Loan Agreement Obligations; and

(iii)                             where the ABL Credit Agent in its sole discretion has not expressly agreed that any such proceeds constitute proceeds of  Charged Property; and

(b)                                 which form part of the Liquidity Collateral;

will be automatically released on the Proceeds Date without any further action by the Collateral Agent.

For the purposes of this Section 5.3(2), the terms “Accounts”, “Assigned Claims”, “Loan Agreement Obligations” and “Proceeds Date” have the meaning ascribed thereto in the Intercreditor Agreement.

(3)                                  The Charged Property shall be released from the Charge created hereunder pursuant to provisions of Section 8.04 and Section 8.07 of the Indenture; provided that after the issuance of Additional Secured Obligations, no Charged Property shall be released from the Charge pursuant to this Section 5.3(3), unless such release is also permitted by the Additional Secured Debt Documents.

(4)                                  At any time that the Obligor desires that the Collateral Agent take any action to acknowledge or give effect to any release of Charged Property pursuant to Section 5.3(1), Section 5.3(2) or Section 5.3(3) the Obligor shall deliver to the Collateral Agent (a) a certificate signed by an officer of such Obligor stating that the release of the respective Charged Property is permitted pursuant to such Section 5.3(1), Section 5.3(2) or Section 5.3(3) and (b) any other documents required by Section 8.04 of the Indenture.

(5)                                  The Collateral Agent shall have no liability whatsoever to any other Secured Creditor as the result of any release of Charged Property by it in accordance with (or which the Collateral Agent believes to be in accordance with) this Section 5.3.

Section 5.4                                   No Merger.

This Debenture shall not operate by way of merger of any of the Secured Obligations and no judgment recovered by the Collateral Agent or any of the Secured Creditors shall operate by way of merger of, or in any way affect, the Charge, which is in addition to, and not in substitution for, any other security held by the Collateral Agent and the Secured Creditors in respect of the Secured Obligations. The representations, warranties and covenants of the Obligor in this Debenture survive the execution and delivery of this Debenture and the issuance of Notes.  Notwithstanding any investigation made by or on behalf of the Collateral Agent or the Secured Creditors these covenants, representations and warranties continue in full force and effect.

Section 5.5                                   Undertaking to Provide Fixed Charge.

If an Event of Default has occurred and is at the time of the determination by the Collateral Agent pursuant to this Section 5.5 continuing and the Collateral Agent considers it necessary for adequate protection of the Secured Creditors, the Obligor, at the request of the Collateral Agent, will forthwith grant or cause to be granted to the Collateral Agent for and on behalf of itself and the Secured Creditors a fixed charge and Lien in such of the Obligor’s real property, as the Collateral Agent will, in its sole discretion, determine as security for all then present and future indebtedness of the Obligor to the Collateral Agent or the Secured Creditors in connection with this Debenture.  In this regard, the Obligor will:

(a)                                  provide the Collateral Agent with such information as is reasonably required by it to identify the property to be so charged;

(b)                                 do all such things as are reasonably required to grant in favour of the Collateral Agent for and on behalf of itself and the Secured Creditors a fixed charge and Lien in respect of such property to be so charged;

(c)                                  provide the Collateral Agent with all corporate resolutions and other action, as reasonably required for the Obligor, to grant to the Collateral Agent for and on behalf of itself and the Secured Creditors a fixed charge and Lien in its property identified by the Collateral Agent to be so charged;

(d)                                 provide the Collateral Agent with such security instruments and other documents which the Collateral Agent, acting reasonably, deems are necessary to give full force and effect to the provisions of this Section;

(e)                                  assist the Collateral Agent in the registration or recording of such agreements and instruments in such public registry offices as the Collateral Agent, acting reasonably, deems necessary to give full force and effect to these provisions; and

(f)                                    pay all reasonable costs and expenses incurred by the Collateral Agent in connection with the preparation, execution and registration of all agreements, documents and instruments, including any amendments to the Indenture Documents, made in connection herewith.

Section 5.6                                   Further Assurances.

The Obligor will do all acts and things and execute and deliver, or cause to be executed and delivered, all agreements, documents and instruments that the Collateral Agent may require and take all further steps relating to the Charged Property or any other property or assets of the Obligor that the Collateral Agent may require for: (i) protecting the Charged Property; (ii) perfecting, preserving or protecting the Charge; and (iii) exercising all powers, authorities and discretions hereby conferred upon the Collateral Agent.  After the Charge becomes enforceable, the Obligor will do all acts and things and execute and deliver all documents and instruments as the Collateral Agent may require for facilitating the sale or other disposition of the Charged Property in connection with its realization.

Section 5.7                                   Supplemental Security.

This Debenture is in addition and without prejudice to and supplemental to all other security now held or which may hereafter be held by the Collateral Agent or the  Secured Creditors.

Section 5.8                                   Successors and Assigns.

This Debenture creates a continuing Charge in the Charged Property and shall (i) be binding on the Obligor and its successors and assigns, and (ii) enure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Creditors and each of their respective successors, permitted transferees and permitted assigns.  No other Person (including any other creditor of the Obligor) shall have any interest herein or any right or benefit with respect hereto.  Without limiting the generality of the foregoing, any Secured Creditor may transfer any indebtedness held by it secured by this Debenture to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Creditor, herein or otherwise, subject however, in the case of a Noteholder, to the provisions of the Indenture, and in the case of an Additional Secured Creditor, to the provisions of the Additional Secured Debt Documents.  The Obligor may not assign, transfer or delegate any of its rights or obligations under this Debenture without the prior written consent of the Collateral Agent which may be unreasonably withheld except pursuant to transactions permitted under the Indenture.  The Obligor agrees that its obligations hereunder and the Charge shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Secured Obligations is rescinded or must otherwise be restored by the Secured Creditors upon the bankruptcy or reorganization of the Obligor or otherwise.

Section 5.9                                               Amalgamation.

The Obligor acknowledges and agrees that in the event it amalgamates with any other corporation or corporations, it is the intention of the parties that the Charge (i) subject to Section 3.5, extends to: (A) all of the property of the type and description set forth in Section 3.1 that any of the amalgamating corporations then owns, (B) all of the property of the type and description set forth in Section 3.1 that the amalgamated corporation thereafter acquires, (C) all of the property of the type and description set forth in Section 3.1 in which any of the amalgamating corporations then has any interest and (D) all of the property of the type and description set forth in Section 3.1 in which the amalgamated corporation thereafter acquires any interest; and (ii) secures the payment and performance of all debts, liabilities and obligations of each of the amalgamating corporations and the amalgamated corporation of type and description set forth in Section 3.2 and whether incurred prior to, at the time of or subsequent to the amalgamation.  The Charge attaches to the additional collateral at the time of amalgamation and to any collateral thereafter owned or acquired by the amalgamated corporation when such becomes owned or is acquired.  Upon any such amalgamation, the defined term “Obligor” includes, collectively, each of the amalgamating corporations and the amalgamated corporation, the defined term “Charged Property” means all of the property and undertaking and interests described in (i) above, and the defined term “Secured Obligations” means the obligations described in (ii) above.

Section 5.10                            Dollars or “$”.

A reference herein to “$”, “U.S. $” or the word “dollar” or “Dollars”, without more, shall be a reference to lawful money of the United States of America.

Section 5.11                                        Severability.

If any court of competent jurisdiction from which no appeal exists or is taken, determines any provision of this Debenture to be illegal, invalid or unenforceable, that provision will be severed from this Debenture and the remaining provisions will remain in full force and effect.

Section 5.12                                        Amendment.

This Debenture may only be amended, supplemented or otherwise modified by written agreement executed by the Collateral Agent and the Obligor and subject to any consent of the Noteholders required in accordance with the Indenture and any consent of the Additional Secured Creditors required by the Additional Secured Debt Documents.

Section 5.13                                        Waivers, etc.

(1)                                  No consent or waiver by the Collateral Agent or the Secured Creditors in respect of this Debenture is binding unless made in writing and signed by an authorized officer of the Collateral Agent and subject to any consent of the Noteholders required in accordance with the Indenture and any consent of the Additional Secured Creditors required by the Additional Secured Debt Documents.  Any consent or waiver given under this Debenture is effective only in the specific instance and for the specific purpose for which given.  No waiver of any of the provisions of this Debenture constitutes a waiver of any other provision.

(2)                                  A failure or delay on the part of the Collateral Agent or the Secured Creditors in exercising a right under this Debenture does not operate as a waiver of, or impair, any right of the Collateral Agent or the Secured Creditors however arising.  A single or partial exercise of a right on the part of the Collateral Agent or the Secured Creditors does not preclude any other or further exercise of that right or the exercise of any other right by the Collateral Agent or the Secured Creditors.

Section 5.14                                        Application of Proceeds of Security.

(1)                                  Prior to the joinder of any Additional Secured Creditors pursuant to Section 5.20, all monies collected by the Collateral Agent upon the enforcement of the Collateral Agent’s or the Secured Creditors’ rights and remedies under the Security Documents and the Liens created by them including any sale or other disposition of the Charged Property, together with all other monies received by the Collateral Agent and the Secured Creditors under the Collateral Documents, will be applied as provided in the Indenture.

(2)                                  After the joinder of any Additional Secured Creditors pursuant to Section 5.20, all monies collected by the Collateral Agent upon the enforcement of the Collateral Agent’s or the Secured Creditors’ rights and remedies under the Security Documents and the Liens created by them including any sale or other disposition of the Charged Property, together with all other monies received by the Collateral Agent and the Secured Creditors under the Security Documents will be applied as follows:

(a)                                  First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Indenture Document, together with interest on each such amount at the highest rate then in effect under this Debenture from and after the date such amount is due, owing or unpaid until paid in full;

(b)                                 Second, to the Trustee and the Authorized Representative, all amounts payable to the Trustee, its agents and attorneys for amount due under Section 7.07 under the Indenture, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection and similar amounts due to any other Authorized Representative under the Additional Secured Debt Documents;

(c)                                  Third, without duplication of amounts applied pursuant to clause (1) above, to the payment in full in cash, pro rata, of interest and other amounts constituting Secured Obligations (other than principal) and any fees and premiums constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d)                                 Fourth, to the payment in full in cash, pro rata, of principal amount of the Secured Obligations and any premium thereon; and

(e)                                  Fifth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

All applications of proceeds pursuant to clauses (a) though (d) above shall be allocated among the Secured Creditors on a pro rata basis according to the principal (or, in the case of discount notes, accreted value), interest and other amounts owing in respect of the Secured Obligations at the time of the distribution.  In the event that any such proceeds are insufficient to pay in full the items described in clauses (1) through (3) of this Section 5.14(2), the Obligor shall remain liable for any deficiency.

(3)                                  Upon the request of the Collateral Agent prior to any distribution under this Section 5.14, each Secured Creditor or its Authorized Representative shall provide to the Collateral Agent certificates, in form and substance reasonably satisfactory to the Collateral Agent, setting forth the respective amounts referred to in Section 5.14(2), that each such Secured Creditor or its Authorized Representative believes it is entitled to receive, and the Collateral Agent shall be fully entitled to rely on such certificates.

(4)                                  If, despite the provisions of this Debenture, any Secured Creditor shall receive any payment or other recovery in excess of its portion of payments on account of the Secured Obligations to which it is then entitled in accordance with this Debenture, such Secured Creditor shall hold such payment or recovery in trust for the benefit of all Secured Creditors for distribution in accordance with this Section 5.14.

Section 5.15                                        Governing Law.

(1)                                  This Debenture shall be governed by and construed in accordance with the laws of Alberta and the laws of Canada applicable therein save in respect of the security created pursuant hereto upon real property situated in any province of Canada other than Alberta, and upon income therefrom, which shall be governed by the laws of the province in which such property is situate.

(2)                                  The Obligor hereby irrevocably consents to the service of any and all process in any such action or proceeding by the delivery of copies of such process to the Obligor as set forth in Section 12.02 of the Indenture.  Nothing in this Section affects the right of the Collateral Agent to serve process in any manner permitted by law.

Section 5.16                                        Application of Saskatchewan Law.

(1)                                  The Land Contracts (Actions) Act (Saskatchewan) shall have no application to any action, as defined therein, with respect to this Debenture.

(2)                                  The Limitation of Civil Rights Act (Saskatchewan) shall have no application to (i) this Debenture, (ii) any mortgage, charge or other security for the payment of money made, given or created by this Debenture, (iii) any agreement or instrument renewing or extending or collateral to this Debenture or any mortgage, charge or other security referred to or mentioned in (ii) above, or (iv) the rights, powers or remedies of the Collateral Agent under this Debenture or any mortgage, charge, other security, agreement or instrument referred to or mentioned in (ii) or (iii) above.

Section 5.17                            Time of the Essence.

Time shall be of the essence of this Debenture.

Section 5.18                                        Charging Clause.

For better securing to the Collateral Agent the repayment in the manner set out above of the principal sum set forth herein together with all other Secured Obligations, the Obligor hereby mortgages to the Collateral Agent and its successors and permitted assigns, for the benefit of the Secured Creditors and their respective successors and permitted assigns, all of its estate and interest in the Charged Property.

Section 5.19                            Waiver of Financing Statement, Etc.

The Obligor hereby waives the right to receive from the Collateral Agent or the Secured Creditors a copy of any financing statement, financing change statement or other statement or document filed or registered at any time in respect of this Debenture or any verification statement or other statement or document issued by any registry that confirms or evidences registration of or relates to this Debenture.

Section 5.20                                        Additional Secured Obligations.

On or after the date hereof, the Issuers may from time to time designate additional Obligations as additional Secured Obligations hereunder (the “Additional Secured Obligations”) by delivering to the Collateral Agent (a) a certificate signed by the chief financial officer of the Issuers (i) identifying the obligations so designated and the aggregate principal amount or face amount thereof, stating that such obligations are designated as Additional Secured Obligations for purposes hereof, (ii) representing that such designation of such obligations as Additional Secured Obligations complies with the terms of the Indenture and (iii) specifying the name and address of the Authorized Representative for such obligations, and (b) a fully executed Additional Secured Creditor Joinder (in the form attached as Schedule “B”).  Each Authorized Representative agrees that upon the satisfaction of all conditions set forth in the preceding sentence, the Collateral Agent shall act as agent under and subject to the terms of this Debenture for the benefit of all Secured Creditors, including any Additional Secured Creditors that hold any such Additional Secured Obligations, and each Authorized Representative agrees to the appointment, and acceptance of the appointment, of the Collateral Agent as agent for the holders of such Additional Secured Obligations as set forth in the Additional Secured Creditor Joinder, and the Authorized Representative providing such Additional Secured Creditor Joinder shall, on behalf of itself and each Additional Secured Creditor it represents, be bound by this Debenture.  For purposes of this Debenture, all Obligations arising under or in connection with the Notes (including Additional Notes and Exchange Notes) constitute Note Obligations rather than Additional Secured Obligations; however upon the issuance of Additional Notes, the Issuers shall deliver to the Collateral Agent a certificate signed by the chief financial officer of the Issuers setting forth the particulars of the Additional Notes including the aggregate principal amount or face amount thereof and certifying that such issuance of First Lien Obligations complies with the terms of the Indenture.

Section 5.21                                        Collateral Agent.

(1)                                  Each Noteholder, by its acceptance of the Indenture, and each—Authorized Representative of any Additional Secured Creditors on behalf of itself and the Additional Secured Creditors that it represents, by its execution of an Additional Secured Creditor Joinder, has appointed, and each other Secured Creditor, by accepting the benefits hereof, hereby appoints, BNY Trust Company of Canada to serve as Collateral Agent and representative of itself and any other Secured Creditors that it represents under each of the Security Documents, and authorizes the Collateral Agent to act as agent for itself and such Secured Creditors for the purpose of executing and delivering, on behalf of itself and such Secured Creditors, each of the Security Documents and any other documents or instruments related thereto or necessary or, as determined by the Collateral Agent, desirable to perfect the Liens granted to the Collateral Agent thereunder, for the purpose of holding the Liens on the Collateral granted pursuant to the Security Documents, and, subject to the provisions of this Debenture, for the purpose of enforcing its and such Secured Creditors’ rights in respect of the Collateral and the obligations of the Obligors under the Security Documents, and for the purpose of, or in connection with, releasing the obligations of the Obligors under the Security Documents.  The Collateral Agent hereby agrees that it shall so act as Collateral Agent and representative of the Secured Creditors subject to, in respect of any Additional Secured Creditors, compliance by the Authorized Representative on behalf of such Additional Secured Creditors with Section 5.20. The Collateral Agent shall have the sole authority to exercise remedies under the Security Documents.  The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Collateral), in accordance with the Secured Agreements.  The Collateral Agent may resign, may be removed and a successor Collateral Agent may be appointed in the manner provided under Section 5.22.

(2)                                  The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Charged Property in its possession if such Charged Property is accorded treatment substantially equivalent to that which a reasonable person accords his own property consisting of similar property, instruments or interests, it being understood that neither the Collateral Agent nor any of the Secured Creditors shall have responsibility for taking any necessary steps to preserve rights against any Person with respect to any Charged Property.

(3)                                  The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining to the Secured Agreements and its duties thereunder, upon advice of counsel selected by it (who may be counsel to the Obligor).  The Collateral Agent shall not be deemed to have actual, constructive, direct or indirect knowledge or notice of the occurrence of any Default or Event of Default unless and until the Collateral Agent has received written notice from a Secured Creditor, the Issuers or the Obligor referring to the applicable Secured Agreement, describing such Default or Event of Default and stating that it is a “notice of default” or a “notice of event of default”, setting forth in reasonable detail the facts and circumstances thereof and stating that the Collateral Agent may rely on such notice without further inquiry.  The Collateral Agent shall have no obligation or duty prior to or after receiving any such notice to inquire whether a Default or Event of Default has in fact occurred and shall be entitled to conclusively rely, and shall be fully protected in so relying, on any such notice furnished to it.

(4)                                  If any item of Charged Property also constitutes collateral granted to the Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the terms of this Debenture shall apply.

(5)                                  Notwithstanding anything to the contrary contained herein, the Collateral Agent is authorized, but not obligated, (i) to take any action reasonably required to perfect or continue the perfection of the liens on the Charged Property for the benefit of the Secured Creditors and (ii) when instructions from the Authorized Representatives on behalf of the applicable Secured Creditors have been requested by the Collateral Agent but have not yet been received, to take any action which the Collateral Agent, in good faith, believes to be reasonably required to promote and protect the interests of the Secured Creditors in the Charged Property; provided that once instructions have been received, the actions of the Collateral Agent shall be governed thereby and the Collateral Agent shall not take any further action which would be contrary thereto.

(6)                                  Notwithstanding anything to the contrary contained herein or in any Security Document, the Collateral Agent shall not be required to take or refrain from taking, and shall have no liability to any Secured Creditor for taking or refraining from taking, any action that exposes or, in the good faith judgment of the Collateral Agent may expose, the Collateral Agent or its officers, directors, agents or employees to personal liability, unless the Collateral Agent shall be adequately indemnified, or that is, or in the good faith judgment of the Collateral Agent may be, contrary to any Security Document, any other Secured Agreement or applicable law.  Upon receipt of such indemnity, however, the Collateral Agent shall act upon the specific instructions of the Authorized Representatives provided in accordance with the provisions of this Debenture, except for any instructions that in the good faith judgment of the Collateral Agent may be contrary to any Security Document, any other Secured Agreement or applicable law.

(7)                                  For purposes of this Debenture and other Security Documents, each Secured Creditor shall appoint a Person as its Authorized Representative for the purpose of giving or delivering any notices or instructions hereunder and thereunder.  Any instructions given by the Authorized Representatives (other than the Trustee) on behalf of the applicable Secured Creditors to the Collateral Agent pursuant to the Security Documents shall be in writing signed by the Authorized Representative(s) of the applicable Secured Creditors with respect to such instructions and such instructions shall certify to and for the benefit of the Collateral Agent the outstanding aggregate principal amount (or, in the case of discount notes, accreted value) of all Secured Obligations that the Secured Creditors authorizing such instructions hold.  In determining whether the applicable Secured Creditors have consented to any action under the Security Documents, the Collateral Agent may conclusively rely on each Authorized Representative as to the amount of Secured Obligations held by holders represented by such Authorized Representative.  The Collateral Agent shall be entitled to conclusively and absolutely rely on such instructions and certification as to the identity of the applicable Secured Creditors with respect to such instructions, and the Collateral Agent shall not be required to take any action, and shall not be liable to any Secured Creditor for failing or refusing to act, pursuant to any instructions which are not given or delivered by the Authorized Representatives of various Secured Creditors comprising the applicable Secured Creditors as required by Section 3.11 of the Security Agreements.

(8)                                  The Obligor acknowledges that the rights and responsibilities of the Collateral Agent under this Debenture with respect to any action taken by the Collateral Agent or the exercise or nonexercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Debenture shall, as between the Collateral Agent and the other Secured Creditors, be governed by the provisions of this Debenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Obligor, the Collateral Agent shall be conclusively presumed to be acting as agent for the Collateral Agent and the other Secured Creditors with full and valid authority so to act or refrain from acting, and the Obligor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

(9)                                  Subject to clause (6) of this Section 5.21, neither the Collateral Agent nor any of its officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Charged Property or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Charged Property upon the request of the Obligor or any other Person or to take any other action whatsoever with regard to the Charged Property or any part thereof.  The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Collateral Agent in the Charged Property and, subject to clause (6) of this Section 5.21, shall not impose any duty upon the Collateral Agent to exercise any such powers.  The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall have any duty or liability or be responsible to the Obligor for any act or failure to act hereunder, except for its own gross negligence or wilful misconduct.  The Collateral Agent shall have no duty or liability as to the taking of any necessary steps to preserve or protect the Charged Property or to preserve rights against prior parties.  Nothing contained in this Debenture shall be construed as requiring or obligating the Collateral Agent, and the Collateral Agent shall not be required or obligated, to (i) present or file any claim or notice or take any action with respect to any Charged Property or in connection therewith or (ii) notify the Obligor of any decline in the value of any Charged Property.  The Collateral Agent shall have no duty as to the collection of any Charged Property in its possession or control or in the possession or control of any agent or nominee of the Collateral Agent, or any income thereon or any other rights pertaining thereto.

(10)                            No provision of the Secured Agreements shall be deemed to impose any duty or obligation on the Collateral Agent to perform any act or acts, receive or obtain any interest in property or exercise any interest in property, or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Collateral Agent shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts, to receive or obtain any such interest in property or to exercise any such right, power, duty or obligation; and no permissive or discretionary power or authority available to the Collateral Agent shall be construed to be a duty.

(11)                            The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of Charged Property), in each case in accordance with the Secured Agreements.

(12)                            Upon resignation of the Collateral Agent in accordance with the terms of Section 5.22, the Collateral Agent shall thereupon be discharged from its duties and obligations under the Secured Agreements.  Following the resignation of the Collateral Agent, the provisions of the Secured Agreements shall inure to its benefit as to any actions taken or omitted to be taken by it under the Secured Agreements while it was the Collateral Agent.

(13)                            The Collateral Agent shall not have any liability hereunder except for its own gross negligence or wilful misconduct, or material breach and under no circumstances shall the Collateral Agent be liable for any special, punitive, exemplary or consequential damages.

(14)                            The Collateral Agent shall be vested with all of the rights, powers, benefits, privileges and protections of the Collateral Agent set forth in the Indenture, all of which are incorporated herein and shall apply to all of the Security Documents.

(15)                            The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Indenture Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent, including a sub-agent which is a non-U.S. affiliate of the Collateral Agent. Except as otherwise provided in this Section 5.21, neither the Collateral Agent nor any of its respective officers, directors, employees, attorney or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the

Security Documents, for the creation, perfection, priority, sufficiency or protection of any Lien securing the First Lien Obligations, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any such Liens or Security Documents or any delay in doing so provided that if instructed by the Required Secured Creditors in accordance with the provisions of the Security Documents, the Collateral Agent (subject to receipt of an indemnity requested by it and acceptable to it and any other applicable provisions of the Security Documents) shall comply with instructions from such Required Secured Creditors.  The Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory provisions of this Section 5.21 shall apply to any agent, attorneys-in-fact or sub-agent and to the Affiliates of the Collateral Agent and any such agent, attorneys-in-fact or sub-agent, and shall apply to their respective activities in connection with the exercise of the rights and remedies of the Collateral Agent provided for hereunder, as well as all other activities as Collateral Agent.

Section 5.22                                        Resignation and Removal of Collateral Agent.

(1)                                  A resignation or removal of the Collateral Agent and appointment of a successor Collateral Agent will become effective only upon the successor Collateral Agent’s acceptance of appointment as provided in this Section 5.22.

(2)                                  The Collateral Agent may resign in writing at any time and be discharged from its obligations hereunder created by so notifying the Issuers.  Prior to the incurrence of Additional Secured Obligations, the Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Collateral Agent by so notifying the Collateral Agent and the Issuers in writing.  After incurrence of the Additional Secured Obligations, the Required Secured Creditors may remove the Collateral Agent by so notifying the Collateral Agent and the Issuers in writing.  The Issuers may remove the Collateral Agent if:

(a)                                  the Collateral Agent is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Collateral Agent under any Bankruptcy Law;

(b)                                 a custodian or public officer takes charge of the Collateral Agent or its property; or

(c)                                  the Collateral Agent becomes incapable of acting.

(3)                                  If the Collateral Agent resigns or is removed or if a vacancy exists in the office of Collateral Agent for any reason, the Issuers will promptly appoint a successor Collateral Agent.  Within one year after the successor Collateral Agent takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes (and, after the issuance of any Additional Secured Obligations, solely the Required Secured Creditors) may appoint a successor Collateral Agent to replace the successor Collateral Agent appointed by the Issuers.

(4)                                  If a successor Collateral Agent does not take office within sixty (60) days after the retiring Collateral Agent resigns or is removed, the retiring Collateral Agent, the Issuers, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes (and, after the issuance of any Additional Secured Obligations, the holders of at least 10% in aggregate principal amount of the then outstanding Secured Obligations) may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent.

(5)                                  A successor Collateral Agent will deliver a written acceptance of its appointment to the retiring Collateral Agent and to the Issuers.  The resignation or removal of a Collateral Agent shall become effective only upon (a) the execution and delivery of such documents or instruments as are necessary to transfer the rights and obligations of the Collateral Agent under the Security Documents and (b) the recording or filing of such documents, instruments or financing statements and the delivery of such Collateral as may be necessary to maintain the priority and perfection of any security interest granted by the Security Documents.  Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent and compliance with the immediately preceding sentence, the resignation or removal of the retiring Collateral Agent will become effective, and the successor Collateral Agent will have all the rights, powers and duties of the Collateral Agent under the Indenture and the Security Documents, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under the Secured Agreements.  After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under the Secured Agreements while it was the Collateral Agent.  The successor Collateral Agent will mail a notice of its succession to each Authorized Representative.  Notwithstanding replacement of the Collateral Agent pursuant to this Section 5.22, the Issuers’ obligations under Section 5.24 hereof will continue for the benefit of the retiring Collateral Agent.

If the Collateral Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Collateral Agent.

Section 5.23                                        Assignment of Rents

As further security to the Collateral Agent for the due payment and performance of all Secured Obligations, the Obligor, in its own personal capacity and in its capacity as a partner (other than as a limited partner), managing partner or general partner of any Partnership Obligor in which it is a partner, managing partner or general partner, hereby assigns, transfers and sets over to the Collateral Agent, for the benefit of the Secured Creditors, to the extent not constituting Liquidity Collateral, all leases now or hereafter granted by the Obligor (or any predecessor or successor in title) of all or any part of the Charged Property and any rents and other revenues from the Charged Property now or hereafter due or to become due, provided that:

(a)                                  the Collateral Agent will not be entitled to receive and recover such rents and other revenues until an Event of Default has occurred which is continuing;

(b)                                 the Collateral Agent will have no obligation to collect any such rents or other revenues at any time and will be liable only for monies actually received nor will the Collateral Agent be responsible for the performance of any terms and conditions of any lease assigned hereunder;

(c)                                  nothing contained in this clause nor the exercise by the Collateral Agent of any rights or remedies arising herefrom will place or be deemed to place the Collateral Agent in possession of the Charged Property;

(d)                                 neither this assignment, nor the collection of rents pursuant to it, will be construed as a recognition or acceptance of any lease with respect to the Charged Property;

(e)                                  whenever requested by the Collateral Agent the Obligor will assign to the Collateral Agent its interest in each specific lease of the Charged Property and will execute such further specific or general assignments as may be requested by the Collateral Agent from time to time;

(f)                                    the Collateral Agent or its agents may separately register this assignment wherever the Collateral Agent in its discretion deems appropriate; and

(g)                                 neither this assignment nor any act of the Collateral Agent thereof shall operate to delay, hinder or prejudice any of the Collateral Agent’s rights or remedies under this Debenture.

Section 5.24                                        Costs and Expenses.

(1)                                  The Obligor shall pay all reasonable out of pocket expenses incurred by the Trustee or the Collateral Agent (including the fees, charges and disbursements of not more than one counsel plus, if necessary, one local counsel per jurisdiction for the Trustee or the Collateral Agent), in connection with the enforcement or protection of its rights (i) in connection with this Debenture and the other Indenture Documents including its rights under this Section 5.24 (ii) in connection with the Indenture Documents, the Charge created thereunder or the Charged Property, including all legal fees, court costs, receiver’s or agent’s remuneration and other expenses of taking possession of, repairing, protecting, insuring, preparing for disposition, realizing, collecting, selling, transferring, delivering or obtaining payment for the Charged Property, and of taking, defending or participating in any action or proceeding in connection with any of the foregoing matters or otherwise in connection with the interest of the Collateral Agent, the Secured Creditors’ (or any one of them) interest in any Charged Property, whether or not directly relating to the enforcement of this Debenture and the other Indenture Documents, or (iii) in connection with the issuance of Notes made under the Indenture, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such issuance of Notes and (iv) all documentary and similar taxes and charges in respect of the Indenture Documents.

(2)                                  The Obligor shall indemnify the Trustee (and any sub-trustee thereof) and the Collateral Agent (and any sub-agent thereof), and their respective Affiliates and each officer, director, employee or agent thereof (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of any action, investigation, suit or proceeding (whether commenced or threatened) relating to or arising out of (i) the execution or delivery of this Debenture, any other Indenture Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any issuance of Notes or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property or facility owned, leased or operated by any Credit Party at any time, or any Environmental Claim related in any way to any Credit Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Issuer or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or wilful misconduct of such Indemnitee or (y) result from a claim brought by any Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Indenture Document, if such Credit Party has obtained a judgment in its favor on such claim as determined by a court of competent jurisdiction.

(3)                                  All amounts due under this Section 5.24 shall be payable not later than three (3) Business Days after demand therefor.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF the Obligor has executed and delivered this Debenture as of the date first above written.

GIBSON ENERGY ULC

By:	/s/ A. Stewart Hanlon
Authorized Signing Officer

By:	/s/ Richard G. Taylor
Authorized Signing Officer

Accepted and Agreed:

BNY TRUST COMPANY OF CANADA as Collateral Agent

By:	/s/ Angela Ikhimokpa
Name: Angela Ikhimokpa
Title: Authorized Signatory

SCHEDULE “A”

LANDS

ALBERTA PROPERTY

FEE SIMPLE INTEREST

1.                                       PLAN 0520897

BLOCK 1

LOT 2

EXCEPTING THEREOUT ALL MINES AND MINERALS

AREA:  36.97 HECTARES (91.35 ACRES) MORE OR LESS

2.                                       ALL THAT PORTION OF THE NORTH EAST QUARTER OF SECTION SIX (6)

TOWNSHIP FIFTY THREE (53)

RANGE TWENTY THREE (23)

WEST OF THE FOURTH MERIDIAN WHICH LIES EAST OF THE EASTERLY LIMIT OF RAILWAY PLAN 309EO, CONTAINING 25.8 HECTARES (63.82 ACRES) MORE OR LESS.

EXCEPTING THEREOUT:

(A)                              0.117 HECTARES (0.29 ACRES) MORE OR LESS, FOR EXTRA RIGHT-OF-WAY ON RAILWAY PLAN 1661EO.

(B)                                2.11 HECTARES (5.22 ACRES) MORE OR LESS, DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTH EAST CORNER OF THE SAID QUARTER SECTION; THENCE NORTHERLY ALONG THE EAST BOUNDARY THEREOF SIX HUNDRED AND SEVENTY FIVE (675) FEET; THENCE SOUTH WESTERLY IN A STRAIGHT LINE TO A POINT IN THE SOUTH BOUNDARY OF THE SAID QUARTER SECTION SIX HUNDRED AND SEVENTY FIVE (675) FEET WESTERLY FROM THE SAID SOUTH EAST CORNER; THENCE EASTERLY ALONG THE SAID SOUTH BOUNDARY TO THE POINT OF COMMENCEMENT.

(C)                                0.607 HECTARES (1.50 ACRES) MORE OR LESS, FOR ROAD AS SHOWN ON ROAD PLAN 6877MC.

EXCEPTING THEREOUT ALL MINES AND MINERALS

3.                                       PLAN 6237NY

LOT(F)

CONTAINING 11.9 HECTARES (29.49 ACRES) MORE OR LESS

EXCEPTING THEREOUT:  1.58 HECTARES (3.91 ACRES) MORE OR LESS FOR POWER LINE RIGHT OF WAY AS SHOWN ON PLAN 3987MC

EXCEPTING THEREOUT ALL MINES AND MINERALS

4.                                       PLAN 6068MC

RIGHT OF WAY (METER STATION SITE)

CONTAINING 12.77 HECTARES (31.66 ACRES) MORE OR LESS

EXCEPTING THEREOUT ALL MINES AND MINERALS AND THE RIGHT TO WORK THE SAME

5.                                       ALL THAT PORTION OF THE NORTH WEST QUARTER OF SECTION TWENTY (20)

TOWNSHIP FORTY TWO (42)

RANGE NINE (9)

WEST OF THE FOURTH MERIDIAN, DESCRIBED AS FOLLOWS: ---------

COMMENCING AT THE SOUTH WEST CORNER OF THE TRAP SITE AS SHOWN ON THE RIGHT OF WAY PLAN 1051NY THENCE EASTERLY ALONG THE SOUTH BOUNDARY OF THE SAID SITE TWO HUNDRED AND EIGHT AND SEVEN TENTHS (208.7) FEET, MORE OR LESS, TO THE SOUTH EAST CORNER THEREOF, THENCE SOUTHERLY AND PARALLEL TO THE WEST BOUNDARY OF THE SAID QUARTER SECTION TWO HUNDRED AND EIGHT AND SEVEN TENTHS (208.7) FEETY THENCE WESTERLY AND PARALLEL TO THE SAID SOUTH BOUNDARY TO A POINT ON THE SAID WEST BOUNDARY THENCE NORTHERLY ALONG THE SAID WEST BOUNDARY TO THE POINT OF COMMENCEMENT, CONTAINING ONE (1) ACRE, MORE OR LESS.

EXCEPTING THEREOUT:  0.03 HECTARES (0.08 ACRES) MORE OR LESS FOR ROAD PLAN 8722505

EXCEPTING THEREOUT ALL MINES AND MINERALS

6.                                       ALL THAT PORTION OF THE SOUTH EAST QUARTER OF SECTION TWENTY NINE (29)

TOWNSHIP FORTY TWO (42)

RANGE NINE (9)

WEST OF THE FOURTH MERIDIAN LYING TO THE SOUTH OF THE SOUTHERLY LIMIT OF A SURVEYED HIGHWAY AS SHOWN ON ROAD PLAN 3490JY AS SHOWN ON A PLAN OF SURVEY OF THE SAID TOWNSHIP SIGNED AT OTTAWA ON THE 8TH DAY OF FEBRUARY 1916, CONTAINING 58.8 HECTARES (145.42 ACRES) MORE OR LESS.

EXCEPTING THEREOUT ALL MINES AND MINERALS AND THE RIGHT TO WORK THE SAME

7.                                       LEGAL SUBDIVISION SEVEN (7) AND LEGAL SUBDIVISION EIGHT (8)

SECTION THIRTY (30)

TOWNSHIP FORTY TWO (42)

RANGE NINE (9)

WEST OF THE FOURTH MERIDIAN CONTAINING 32.2 HECTARES (79.50 ACRES) MORE OR LESS.

EXCEPTING THEREOUT ALL MINES AND MINERALS

8.                                       PLAN 3970NY

RIGHT OF WAY (METER STATION SITE)

CONTAINING 14.28 HECTARES (35.18 ACRES) MORE OR LESS

EXCEPTING THEREOUT:	HECTARES	(ACRES) MORE OR LESS
A) PLAN 0925671 - SUBDIVISION	4.50	11.12

EXCEPTING THEREOUT ALL MINES AND MINERALS AND THE RIGHT TO WORK THE SAME

9.                                       PLAN 0925671

BLOCK 1

LOT 1

EXCEPTING THEREOUT ALL MINES AND MINERALS AREA: 4.5 HECTARES (11.12 ACRES) MORE OR LESS

10.                                 THE WESTERLY ONE THOUSAND, THREE HUNDRED AND ELEVEN (1,311) FEET IN PERPENDICULAR WIDTH THROUGHOUT OF THE NORTH WEST QUARTER OF SECTION TWENTY (20) TOWNSHIP FORTY TWO (42) RANGE NINE (9) WEST OF THE FOURTH MERIDIAN, CONTAINING SEVENTY NINE AND FORTY SEVEN HUNDREDTHS (79.47) ACRES MORE OR LESS.

EXCEPTING THEREOUT:  (A) ONE (1) ACRE, MORE OR LESS, FOR TRAP-SITE AS SHOWN ON RIGHT OF WAY PLAN 1051NY

(B) ONE (1) ACRE, MORE OR LESS, DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTH WEST CORNER OF THE TRAP-SITE AS SHOWN ON RIGHT OF WAY PLAN 1051NY THENCE EASTERLY ALONG THE SOUTH BOUNDARY OF THE SAID SITE TWO HUNDRED AND EIGHT  AND SEVEN TENTHS (208.7) FEET MORE OR LESS, TO THE SOUTH EAST CORNER OF THE SAID SITE; THENCE SOUTHERLY AND PARALLEL TO THE WEST BOUNDARY OF THE SAID QUARTER SECTION TWO HUNDRED AND EIGHT  AND SEVEN TENTHS (208.7) FEET; THENCE WESTERLY AND PARALLEL TO THE SOUTH BOUNDARY OF THE SAID SITE TO THE WEST BOUNDARY OF THE SAID QUARTER SECTION, THENCE NORTHERLY ALONG THE SAID WEST BOUNDARY TO THE POINT OF COMMENCEMENT.

(C) THE SOUTHERLY TWO HUNDRED (200) FEET IN PERPENDICULAR WIDTH OF THE ABOVE DESCRIBED LAND CONTAINING SIX AND TWO HUNDREDTHS (6.02) ACRES, MORE OR LESS

(D) 0.31 HECTARES (0.76 ACRES) MORE OR LESS FOR ROAD PLAN 8722505.

EXCEPTING THEREOUT ALL MINES AND MINERALS

11.                                 PLAN 9925747

BLOCK 15

LOT 6

EXCEPTING THEREOUT ALL MINES AND MINERALS AREA:  2 HECTARES (4.94 ACRES) MORE OR LESS

BRITISH COLUMBIA PROPERTY

1.                                       PARCEL IDENTIFIER:  024-741-141

LOT 1 SECTIONS 2 AND 3 BLOCK 5 NORTH RANGE 2 WEST

NEW WESTMINSTER DISTRICT PLAN LMP45450 EXCEPT PLAN EPP522

SASKATCHEWAN PROPERTY

1.                                       Surface Parcel #104515815:  Reference Land Description:  Blk/Par GPlan No 68MJ04421 Extension 0

As described on Certificate of Title 91MJ12616.

2.                                       Surface Parcel #105321709:  Reference Land Description:  Blk/Par MPlan No 87MJ17148 Extension 0
As described on Certificate of Title 91MJ12616A.

3.                                       Mineral Parcel #105321710:  Reference Land Description:  Blk/Par MPlan No 87MJ17148 Extension 3

As described on Certificate of Title 91MJ12616A, description 3.

4.                                       Surface Parcel #105197452:  Reference Land Description:  Blk/Par XPlan No 63MJ03696 Extension 0

As described on Certificate of Title 91MJ12616B.

5.                                       Mineral Parcel #105197463:  Reference Land Description:  Blk/Par XPlan No 63MJ03693 Extension 1

As described on Certificate of Title 91MJ12616B, description 1.

6.                                       Mineral Parcel #105197474:  Reference Land Description:  Blk/Par XPlan No 63MJ03693 Extension 2

As described on Certificate of Title 91MJ12616B, description 2.

7.                                       Surface Parcel #104515332:  Reference Land Description:  Blk/Par YPlan No 63MJ03697 Extension 0

As described on Certificate of Title 91MJ12616C.

8.                                       Mineral Parcel #105140955:  Reference Land Description:  Blk/Par YPlan No 63MJ03697 Extension 0

As described on Certificate of Title 91MJ12616C.

9.                                       Surface Parcel #105140966:  Reference Land Description:  Blk/Par ZPlan No 63MJ03698 Extension 0

As described on Certificate of Title 91MJ12616D.

10.                                 Mineral Parcel #105140977:  Reference Land Description:  Blk/Par ZPlan No 63MJ03698 Extension 0

As described on Certificate of Title 91MJ12616D.

SCHEDULE “B”

FORM OF ADDITIONAL SECURED CREDITOR JOINDER

[Name of Additional Secured Creditor]

[Address of Additional Secured Creditor]

[Date]

The undersigned is the [trustee/agent] (the “Representative”) for Persons wishing to become “Additional Secured Creditors” (the “New Secured Creditors”) under the Demand Debenture dated as of                      (as heretofore amended and/or supplemented, the “Demand Debenture” (terms used without definition herein have the meanings assigned thereto in the Demand Debenture)) among                      and                   , as collateral agent (the “Collateral Agent”).

In consideration of the foregoing, the undersigned hereby:

(i)                                     represents that the Representative has been authorized by the New Secured Creditors to become a party to the Demand Debenture and the other Security Documents on behalf of the New Secured Creditors under that [DESCRIBE OPERATIVE AGREEMENT] (the “New Secured Obligation”) and to act as the Authorized Representative for the New Secured Creditors;

(ii)                                  acknowledges that the New Secured Creditors have received a copy of the Demand Debenture and the other Security Documents;

(iii)                               appoints and authorizes the Collateral Agent to take such action as agent on its behalf and on behalf of all other Secured Creditors and to exercise such powers under the Demand Debenture as are delegated to the Collateral Agent by the terms thereof, together with all such powers as are reasonably incidental thereto;

(iv)                              accepts, acknowledges and agrees to be bound by the terms of the Demand Debenture and the other Security Documents applicable to it as an Authorized Representative on behalf of the New Secured Creditors, and agrees to serve as Authorized Representative for the New Secured Creditors with respect to the New Secured Obligations, with all the rights and obligations of an Authorized Representative thereunder and be bound by all the provisions thereof as fully as if it had been an Authorized Representative on the effective date of the Demand Debenture and the other Security Documents; and

(v)                                 agrees on its own behalf and on behalf of the New Secured Creditors to be bound by the terms of the Demand Debenture and the other Security Documents applicable to holders of Additional Secured Obligations, with all the rights and obligations of an Additional Secured Creditor thereunder and be bound by all the provisions thereof as fully as if it had been an Additional Secured Creditor on the effective date of the Demand Debenture and the other Security Documents.

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The Collateral Agent, by acknowledging and agreeing to this Additional Secured Creditor Consent, accepts the appointment set forth in clause (iii) above.

The name and address of the representative for purposes of Section 5.2 of the Demand Debenture are as follows:

[name and address of Authorized Representative]

THIS ADDITIONAL SECURED CREDITOR JOINDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF ALBERTA.

IN WITNESS WHEREOF, the undersigned has caused this Additional Secured Creditor Joinder to be duly executed by its authorized officer as of the        day of 20    .

[NAME OF AUTHORIZED REPRESENTATIVE]

By:
Name:
Title:

Acknowledged and Agreed

[BNY Trust Company of Canada], as Collateral Agent

By:
Name:
Title:

[Name of entity] a [Insert jurisdiction of incorporation], as Obligor

By:
Name:
Title:

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